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                                                                  EXHIBIT NO. 21


                                  SUBSIDIARIES

Subsidiaries of First Essex Bancorp, Inc. include the following:

         A. First Essex Bank, FSB, a federally chartered corporation which has the following subsidiaries:

            1.) First Essex Capital, Inc., a Massachusetts corporation

            2.) First Essex Mortgage Company, Inc., a Massachusetts corporation

            3.) First Essex Securities Corporation, a Massachusetts corporation

            4.) MPL-NH, Inc., a New Hampshire corporation

         B. First Essex Capital Trust I, a Delaware business trust.